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                                                                   EXHIBIT 11(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



          We hereby consent to the incorporation by reference in the Prospectuses Statements of Additional Information constituting part of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 22, 1997, relating to the financial statements and financial highlights appearing in the November 30, 1996 Annual Report to Shareholders of Emerald Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Statements" in the Statements of Additional Information.

/s/ Price Waterhouse LLP


Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
March 26, 1997